UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Trian Partners Parallel Fund II, L.P.

Trian Partners Parallel Fund II GP, L.P.

Trian Partners Parallel Fund II General Partner, LLC

Trian SPV (SUB) I, L.P.

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

Gregory J. Norman

Peter H. Rothschild

Michael F. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 8, 2006, the Trian Group issued a press release, a copy of which is filed herewith as Exhibit 1. The press release was also posted to http://www.enhanceheinz.com.

The following information was also added to the “Proxy Advisors Say” section contained on such website. The Trian Group has not sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation material.

“Highly respected independent proxy advisors have weighed in with their analyses. Institutional Shareholder Services (ISS), Glass Lewis & Co., and PROXY Governance, Inc. all recommend that Heinz shareholders vote on the Trian Group's GOLD proxy card and not vote the Company's white proxy card. Please see excerpts below:

From Glass Lewis & Co., August 8, 2006 (recommends shareholders vote on the Trian Group’s GOLD proxy card FOR Nelson Peltz and Mike Weinstein):

“The continuing under-performance and malaise at the Company suggest this incumbent board has simply not done enough—or enough of the right things—to create shareholder value. They have given us no evidence that as a unit they are capable of guiding this company into safe territory for shareholders. Change therefore seems warranted.”

“While Heinz’s most recent financial results shows some improvements, Heinz’s multi-year plan has generated operating results which fall below comparable peer metrics.”

“[W]e believe that certain Trian nominees possess specific knowledge and experience that could be beneficial to Heinz.”

“[T]he current board could benefit from the participation of Mr. Peltz.... [W]e note that Mr. Peltz has been the primary person responsible for bringing about change within the Heinz board of directors. In the absence of Trian’s proxy contest, it is uncertain as to whether the board of Heinz would have made any changes whatsoever.”

“Mr. Weinstein’s operational success at Snapple is, in our opinion, highly applicable to Heinz’s troubles. It is surprising that the current board of directors lacks a member with direct operating experience in the packaged food product industry. Given the operational struggles the Company has had, it is in dire need of an experienced food and beverage executive on its board.”

“We believe Messrs. Peltz and Weinstein will continue to press for needed changes at Heinz and ensure that the board focuses on creating value for shareholders.”

“We believe change at Heinz is necessary. So too, belatedly, does the incumbent board. It has recently agreed to some corporate governance changes and to add two new independent directors. But, we believe independent, faithful fiduciaries should have reached that conclusion a long time ago. While the board seems to have finally gotten religion, we worry that it has done so only because it has had a near-death experience. In our view, this board should have taken stronger action earlier, on its own, to protect and grow shareholder value. We believe shareholders will be well served to have a few independent thinkers on this board to constantly challenge the incumbents to think differently about the business they oversee. Accordingly,...we are recommending that shareholders vote using the GOLD [Trian Group] card and support two of the [Trian Group’s] nominees and withhold support from one management nominee.”

“In our opinion, while the agreement [by Heinz to add two additional independent directors to the board] is in shareholders’ interests, we are troubled that it took, in part, the threat of a contested proxy to get such a response from the Heinz board.”

“We believe that investors should also be aware that many of the Company’s current directors are affiliated with the Company’s presiding director, Thomas Usher. In fact, considering the Company’s performance, certain of these affiliations lead us to question Mr. Usher’s effectiveness as the chair of the corporate governance committee and as a member of the management development and compensation committee.... [E]xcept for director Lynn Swann, every director who either joined the Heinz board or was appointed to the compensation committee since 2002, has some affiliation with Mr. Usher. While such occurrences are understandable, we strongly believe that the Heinz board could have benefited from the appointment of fresh faces who would not have loyalties or friendships with existing members of management.” ”